EXHIBIT 3.77D

MARYLAND-VIRGINIA RACING CIRCUIT, INC.

ARTICLES OF AMENDMENT

MARYLAND-VIRGINIA RACING CIRCUIT, INC., a Virginia corporation (hereinafter called “Corporation”), hereby certifies to the Virginia State Corporation Commission that:

FIRST: The name of the corporation is:

Maryland-Virginia Racing Circuit, Inc.

SECOND: The charter of the Corporation is amended by striking out ARTICLE VII of the Articles of Incorporation and inserting in lieu thereof the following:

ARTICLE VII: The property, affairs and business of the Corporation shall be managed by a Board of Directors.  The number of Directors constituting the Board of Directors of the Corporation shall be seven (7).

THIRD: The foregoing amendment was adopted on November 27, 2002.

FOURTH: This amendment does not increase the authorized stock of the Corporation.

FIFTH: The Board of Directors of the Corporation, by written consent to such action signed by all the members thereof and filed with the minutes of proceedings of the Board, adopted a resolution in which was set forth the foregoing amendment to the charter declaring that the said amendment to the charter was advisable and in the best interests of the Corporation.

SIXTH: A consent in writing, setting forth approval of the amendment of the charter of the Corporation hereinabove set forth, was signed by all Stockholders of the Corporation entitled to vote thereon, and such consent is filed with the records of the Corporation.

SEVENTH: The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the Stockholders entitled to vote thereon of the Corporation in the manner and by the vote required by law.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be signed in its name and on its behalf by its President, Joseph A. DeFrancis and attested by its Executive Vice President, Karin M. DeFrancis on the 27th day of November, 2002.

THE UNDERSIGNED acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects and that this statement is made under the penalties of perjury.

WITNESS:	MARYLAND-VIRGINIA RACING
CIRCUIT, INC.

/s/ Karin M. DeFrancis	By:	/s/ Joseph A. DeFrancis
Karin M. DeFrancis,	Joseph A. DeFrancis, President
Executive Vice President